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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               ORBCOMM CORPORATION

                  The undersigned, in order to form a corporation pursuant to
Section 102 of the General Corporate Law of the State of Delaware, does hereby certify:

                  FIRST: The name of the corporation (hereinafter sometimes referred to as the "Corporation") is:

                               ORBCOMM CORPORATION

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, New Castle County, Wilmington, Delaware 19805. The name of its registered agent at such address is the Corporation Service Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The aggregate number of all classes of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value of $.01 per share (the "Common Stock").

                           a. Dividends. The holders of shares of Common Stock
shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation that are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

                           b. Voting Rights. At every annual or special meeting
of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation.

                           c. Liquidation, Dissolution or Winding Up. In the
event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

                           d. Preemptive Rights. No holder of Common Stock shall
have any preemptive right to subscribe for or purchase any additional shares of stock or securities convertible into or carrying warrants or options to acquire shares of stock of the Corporation.

                  FIFTH: The name and address of the Incorporator is as follows:

                          Monette P. Dawson
                          Latham & Watkins
                          1001 Pennsylvania Avenue, NW
                          Suite 1300
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                          Washington, D.C. 20004

                  SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                  SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

                           a. Newly Created Directorships and Vacancies. Newly
created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified.

                           b. Removal of Directors. The directors or any
director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding voting stock, voting together as a single class.

                           c. Written Ballot Not Required. Elections of
directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

                  EIGHTH: Stockholders may not call special meetings of the stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the President or upon the request in writing of a majority of the Board of Directors.

                  NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of the director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article NINTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  ELEVENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified

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by law, this Certificate of Incorporation, the Bylaws of the Corporation or
otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of or to adopt a Bylaw inconsistent with Articles SIXTH, SEVENTH and EIGHTH of this Certificate of Incorporation.

                  I, THE UNDERSIGNED, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of March, 1998.



                                            --------------------------

                                            Monette P. Dawson
                                            Incorporator



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